NEWS FROM:		            CONTACT:  John Garner
					      Chief Financial Officer
				              Mikohn Gaming
					      702-896-3890


MIKOHN GAMING CORPORATION (NASDAQ: MIKN)
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           MIKOHN GAMING REPORTS RESULTS FOR FIRST QUARTER 2003
      Company Concludes Restructuring, Accelerates Transition to New Business Model
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LAS VEGAS, NEVADA, MAY 13, 2003 - Mikohn Gaming Corporation (NASDAQ: MIKN)
today announced results for the first quarter of 2003, and reported that the Company has concluded its restructuring efforts.

For the three months ended March 31, 2003, the Company reported a net loss of $5.0 million, equal to $0.39 per share. The loss was primarily attributable to the previously announced increases in legal and severance expenses, accelerated depreciation of existing slot machines and reduced participation revenues and gross margins, as the Company terminated the purchase of additional slot machines in favor of ramping up its partnerships and accelerating the porting of its branded game content to a more technologically advanced platform. In the 2002 period, the Company reported a net loss of $1.9 million, equal to $0.15 per share. Included in the net loss of $5.0 million are charges and expenses for the following:

    * legal and regulatory charges related to the retirement of certain directors of approximately $0.8 million,
    * severance charges of approximately $0.6 million principally from reductions in service and international personnel,
    * an inventory write-down charge from international operations of approximately $0.2 million,
    * an accounting charge due to the required re-audits of the Company's 2001 and 2000 financial statements of approximately $0.2 million and;
    * accelerated depreciation expense of approximately $0.5 million from a change in the estimated useful lives of the Company's existing owned, branded slot machines beginning in January 2003,

Revenues for the quarter ended March 31, 2003 were $22.7 million versus $21.8 million in the March 2002 quarter. This increase resulted primarily from the strong performance of the Company's product sales business segment, which increased to $13.4 million in the current quarter, versus $10.5 million in the corresponding period last year. Revenues from gaming operations were $9.5 million versus $11.4 million in the prior year's quarter. This decrease in revenues from our gaming operations business segment resulted primarily from the decline in both slot machines in casinos and win per day, as the Company transitions its slot operations business model. We expect improvement in our gaming operations business segment as we continue our transition to new hardware with ticket-in, ticket-out and other important machine capabilities required in this increasingly competitive environment.

During the quarter ended March 31, 2003, the Company averaged approximately 2,200 branded slot machines in casinos, which earned approximately $24 per day after royalties. Non-branded machines in casinos averaged approximately 350 during the quarter and earned approximately $21 per day. Leased games in casinos for which the Company does not provide game hardware averaged approximately 320 and earned approximately $11 per day net of expenses. At March 31, 2003, the number of branded, non-branded and licensed games in casinos totaled approximately 2,120, 310 and 300, respectively. The average number of table games in casinos during the quarter ended March 31, 2003 was approximately 1,035 and at March 31, 2003, the number of table games in casinos was approximately 1,000.

Earnings before interest, taxes, depreciation, amortization and slot rent expense (EBITDAR) for the quarter ended March 31, 2003 was $3.6 million, compared to EBITDAR of $5.9 million for the quarter ended March 31, 2002. Excluding the charges outlined above, EBITDAR was $5.4 million in the 2003 quarter. The Company discloses EBITDAR as we believe it is a useful supplement to operating income, net income/loss, cash flow and other generally accepted accounting principle (GAAP) measurements; however, we acknowledge this information should not be construed as an alternative to net income/loss or any other GAAP measurements including cash flow statements or liquidity measures. EBITDAR may not be comparable to similarly titled measures reported by other companies. We also disclose EBITDAR as it is a common metric utilized and because EBITDA (exclusive of slot rent expense) is a metric used as a significant covenant in our line of credit facility.

"During the quarter the Company made significant progress in our transition to a new business model, whereby the Company has moved away from servicing machines in the field and purchasing additional slot boxes. This will result in a reduction in capital expenditures of approximately $6.0 - $8.0 million per year and will yield an annualized expense savings of $2.0 million. Additionally, we ended the quarter with a strong cash position of $15.6 million and are in full compliance with our credit facility agreement," commented Russ McMeekin, President and Chief Executive Officer.

"As a result of the streamlining and slot partnerships, the Company expects incremental slot placements using slot boxes on a daily fee participation basis which are technologically superior. Our recently announced approval in Mississippi, and the progress we are making in the field trials in Ontario will provide incremental new game placements on a going forward basis. In addition, we now have two alternatives for its growing cashless slot machine demand. We will be supplying ticket-in, ticket-out on our Sigma platform, which has recently been approved by GLI, as well as on the Aristocrat platform. As a result of these important accomplishments, we expect increased placements and improvement in win per day in the second half of 2003, " he continued.

"We are looking forward to improved financial results in the second half of 2003, with strong cash flow and minimal requirement for capital expenditures which will allow us to begin to tackle the Company's debt load in the foreseeable future," Mr. McMeekin concluded.

About Mikohn: Mikohn is a diversified supplier to the casino gaming industry worldwide, specializing in the development of innovative products with recurring revenue potential. The Company develops, manufactures and markets an expanding array of slot games, table games and advanced player tracking and accounting systems for slot machines and table games. The company is also a leader in exciting visual displays and progressive jackpot technology for casinos worldwide. There is a Mikohn product in virtually every casino in the world. For further information, visit the company's website: http://www.mikohn.com.

                                # # #

Safe Harbor Statements under The Private Securities Litigation Reform Act of 1995: Except for historical information, statements in this release regarding the business outlook for Mikohn Gaming Corporation (the Company) are forward looking and are subject to certain risks and uncertainties including the overall industry environment, customer acceptance of the Company's new products, delay in the introduction of new products, the further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of privileged operating licenses by governmental authorities, competitive pressures and general economic conditions as well as the Company's, debt service obligations and other factors indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.



MIKOHN GAMING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)


(Amounts in thousands		           Three Months Ended
except per share amounts)		        March 31,
		                           2003	         2002
                                          ------        ------
Revenues:
  Gaming operations		        $  9,537      $ 11,366
  Product sales		                  13,196	10,462
                                         -------       -------
    Total revenues	                  22,733	21,828

Operating costs and expenses:
  Gaming operations		           8,383 	 7,357
  Product sales		                  11,380 	 9,899
  Corporate expense		           4,043 	 2,760
                                         -------       -------
    Total operating costs and expenses	  23,806 	20,016

Operating income (loss):
  Gaming operations		           1,154 	 4,009
  Product sales		                   1,816 	   563
  Corporate expense		          (4,043)	(2,760)
                                         -------       -------
    Total operating income (loss)	  (1,073)	 1,812

Interest expense		          (3,878)	(3,785)
Other income (expense)		             (92)	   238
	                                 -------       -------
  Loss from continuing operations
    before income tax provision 	  (5,043)	(1,735)

Income tax provision		              (3)	   (66)
					 -------       -------
  Loss from continuing operations	  (5,046)	(1,801)

Loss from discontinued operations,
  net of taxes		                       -    	  (129)
					 -------       -------
Net loss		                $ (5,046)     $ (1,930)
                                        ========      ========

Weighted average common shares:
  Basic		                          12,877 	12,783
  Diluted		                  12,877 	12,783
                                        ========      ========

Basic and diluted earnings (loss) per share:

  Loss from continuing operations       $  (0.39)     $  (0.14)
  Loss from discontinued operations	       -   	 (0.01)
                                         -------       -------
    Net income (loss)		        $  (0.39)     $  (0.15)
					========      ========


Mikohn Gaming Corporation
Supplemental Financial Data:
(Amounts in thousands)

Three Months ended March 31, 2003

			     Slots	  Tables       Products      Systems	  Corporate	  Total
                            ------	  ------	------	      ------	    ------	  ------
Revenues: 		   $  5,703      $  3,834      $ 10,648      $  2,548      $      -      $ 22,733
Cost of Revenues  	      1,749 	      599 	  6,628 	1,429             -        10,405
                            -------       -------       -------       -------       -------       -------
Gross Profit 		      3,954 	    3,235         4,020 	1,119 	 	  - 	   12,328

Selling, General &
 Administrative Expenses:
  General		      1,537 	      685 	  1,857 	1,086 	      3,301 	    8,466
  Slot Rent Expense	      1,390             -             -             -             - 	    1,390
  Depreciation/Amortization   2,057 	      332 	    195 	   26 	 	691 	    3,301
  Bad Debts		          -   	       34 	    109 	   50 	 	 51 	      244
                            -------       -------       -------       -------       -------       -------
Total S G & A Expenses 	      4,984 	    1,051 	  2,161         1,162 	      4,043 	   13,401
                            -------       -------       -------       -------       -------	  -------
Operating income (loss)    $ (1,030)	 $  2,184      $  1,859      $    (43)	   $ (4,043)	 $ (1,073)
                           ========      ========      ========      ========      ========      ========


EBITDAR:
Operating loss		                 $ (1,073)
Add: Depreciation/Amortization	            3,301
     Slot Rent Expense		            1,390
                                          -------
EBITDAR		                         $  3,618
                                         ========


Three Months ended March 31, 2002

			     Slots	  Tables       Products      Systems	  Corporate	  Total
                            ------	  ------	------	      ------	    ------	  ------
Revenues: 		   $  7,177 	 $  4,189      $  8,520      $  1,942 	   $      -      $ 21,828
Cost of Revenues 	      1,954 	      592 	  5,554 	  814             -         8,914
                            -------       -------       -------       -------       -------       -------
Gross Profit                  5,223 	    3,597 	  2,966 	1,128 	 	  - 	   12,914

Selling, General &
 Administrative Expenses:
  General		      1,219 	      542 	  2,204 	  955 	      1,971 	    6,891
  Slot Rent Expense	      1,344 	        -             -             -             -         1,344
  Depreciation/Amortization   1,390 	      316 	    217 	   32 	 	789 	    2,744
  Bad Debts		          -   	 	-   	    123 	    -             -   	      123
                            -------       -------       -------       -------       -------       -------
Total S G & A Expenses 	      3,953 	      858 	  2,544 	  987 	      2,760 	   11,102
                            -------       -------       -------       -------       -------       -------
Operating Income (loss)    $  1,270 	 $  2,739      $    422      $    141 	   $ (2,760)	 $  1,812
                           ========      ========      ========      ========      ========      ========


EBITDAR:
Operating income		         $  1,812
Add: Depreciation/Amortization	            2,744
     Slot Rent Expense		            1,344
                                          -------
EBITDAR		                         $  5,900
                                         ========